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                                   NEWS RELEASE
                                   FOR MORE INFORMATION CONTACT
                                   Shirley B. Kessler
                                   President
                                   618-395-8676
                                   ------------
                                   FOR IMMEDIATE RELEASE
                                   DECEMBER 27, 1996


                 COMMUNITY FINANCIAL CORP.
                EMERITUS AGREEMENT TO ACQUIRE
                AMERICAN BANCSHARES, INC. AND
             AMERICAN BANK OF ILLINOIS IN HIGHLAND


     Olney, Illinois - December 27, 1996. Community Financial Corp. (Nasdaq.nms: CFIC), the holding company for Community Bank & Trust, N.A., and American Bancshares, Inc., the holding company for American Bank of Illinois of Highland, announced today that they have signed an agreement pursuant to which Community Financial Corp. will acquire American Bancshares, Inc. for a cash purchase price not to exceed $2.15 million.

     American Bank of Illinois in Highland has two offices, located in Highland and Pocahontas, Illinois, with total assets of $18 million. It is anticipated that American Bank of Illinois in Highland will remain an independent bank as a subsidiary of Community Financial Corp. following the acquisition. All existing Directors of American Bank of Illinois in Highland will continue to serve as Directors of that Bank. All American Bank staff members will be retained to ensure the high level of service the customers have come to expect.

     "Community Financial Corp. is very enthusiastic about its agreement to purchase American Bancshares, Inc.," stated Shirley
B. Kessler, President of Community Financial Corp. "We are excited about the growth potential this market holds and the opportunity to offer our existing products to new customers."

     Mr. Karl Tauber, President of American Bank of Illinois in Highland, said, "We have been seeking a partner to enhance our product offerings and enable us to better serve our communities. Community Bank & Trust provides the same kind of personal service that has been the foundation of our growth. We are confident that our customers will benefit from this affiliation."
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     The acquisition would result in consolidated assets for
Community Financial Corp. of approximately $203.3 million, consolidated loans of approximately $134.1 million and consolidated deposits of approximately $154.2 million based on September 30, 1996 financial information. The acquisition is expected to be completed in the second quarter of 1997 and is subject to various conditions, including regulatory approval.

     Community Financial Corp. is the holding company for Community Bank & Trust, N.A., which conducts business through its main office and four branch offices located in Southeastern Illinois. At September 30, 1996, the Company had 2,387,112 shares of common stock issued and outstanding, 716 shareholders of record, and total assets of $185 million on a consolidated basis.